Central European Distribution Corporation Completes Its Seventh Strategic Acquisition in Poland

Sarasota, Florida—(PRNewswire)—October 16, 2002—Central European Distribution Corporation (Nasdaq:CEDC-news) today announced that it has completed its previously announced acquisition of Onufry, a strong regional distributor of alcoholic beverages in the north of Poland with net sales for 2001 of approximately $30 million.

CEDC acquired 96.75% of the outstanding shares of Onufry for approximately $2.2 million, of which approximately $1.6 million was paid in cash and approximately $0.6 million was paid in shares of CEDC common stock. The 64,585 shares of CEDC common stock issued to Onufry will be subject to a one year lock-up period. The 64,585 shares will be issued in two tranches. The first tranche of 39,503 shares will be issued now, and the second tranche of 25,082 shares will be issued by February 28, 2003, which is conditional on post-closing adjustments. The purchase price of the 64,585 shares will be $9.68 USD per share. The remaining 3.25% of the outstanding shares of Onufry are expected to be purchased by CEDC on similar terms in the near future.

William Carey, President and CEO of CEDC, said: “We are excited that we will be adding Onufry to the CEDC group and expect the acquisition to be immediately accretive to earnings. Moreover, we expect the addition of Onufry management to enhance the overall management team of the CEDC Group while consolidating and strengthening our distribution coverage in one of the fastest growing areas in Poland.”

CEDC is one of the leading importers of beers, wines and spirits, as well as one of the largest distributors of domestic vodka on a nationwide basis in Poland. The Company operates thirty regional distribution centers in major urban areas throughout Poland. It distributes many of the world’s leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2001, and other periodic reports filed with the Securities and Exchange Commission.

Please visit our web site at www.ced-c.com or contact:
James Archbold
Director of Investor Relations
Central European Distribution Corporation
941-330-1558